Exhibit 10.1

SECOND AMENDMENT TO AGREEMENT OF LEASE

THIS SECOND AMENDMENT TO AGREEMENT OF LEASE (this “Second Amendment”) is entered into as of this 28th day of December, 2010, by and between BMR-SPRING MILL DRIVE, L.P., a Delaware limited partnership (“Landlord,” as successor-in-interest to Pennswood Spring Mill Associates (“Original Landlord”)), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“Tenant”).

RECITALS

A.          WHEREAS, Original Landlord and Tenant entered into that certain Agreement of Lease dated as of February 2, 2004, as amended by that certain First Amendment to Agreement of Lease dated as of December 22, 2006 (collectively, as amended by this Second Amendment, and as the same may have been otherwise amended, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 20 Spring Mill Drive in Malvern, Pennsylvania (the “Building”);
B.           WHEREAS, Landlord and Tenant desire to extend the term of the Lease; and

C.           WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.           Definitions.  For purposes of this Second Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2.           Extension of Lease.  The “Lease Termination Date” is hereby amended to mean December 31, 2011.  The period from January 1, 2011 (“Second Extension Term Commencement Date”), through the Lease Termination Date is referred to herein as the “Second Extension Term.”

3.           Net Component of Base Rent.  Notwithstanding anything to the contrary, Tenant shall pay to Landlord, as the Net Component of Base Rent, Thirteen and 00/100 Dollars ($13.00) per rentable square foot per annum of Premises, commencing on the Second Extension Term Commencement Date.

4.           Costs Component of Base Rent.  Notwithstanding anything to the contrary, the Costs Component of Base Rent shall be Sixty Three Thousand Nine Hundred Forty Two and 06/100 Dollars ($63,942.06) per annum, commencing on the Second Extension Term Commencement Date.

5.           Additional Rent Factor.  Notwithstanding anything to the contrary, the Original Additional Rent Factor shall be Four and 78/100 Dollars ($4.78), commencing on the Second Extension Term Commencement Date.

6.           Condition of Premises.  Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the Second Extension Term Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Second Extension Term or to pay for any improvements to the Premises, except as may be expressly provided in the Lease.

7.           Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Second Amendment, other than Jones Lang Lasalle (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.  Broker is entitled to a leasing commission in connection with the making of this Second Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

8.           No Default.  Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

9.           Effect of Amendment.  Except as modified by this Second Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  The covenants, agreements, terms, provisions and conditions contained in this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.  In the event of any conflict between the terms contained in this Second Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.  From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Second Amendment.

10.         Miscellaneous.  This Second Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Second Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.

11.         Counterparts.  This Second Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Second Amendment.

LANDLORD:
BMR-SPRING MILL DRIVE, L.P.,
a Delaware limited partnership

BY:	BMR-Spring Mill Drive GP LLC,
a Delaware limited liability company

By:	/s/ Karen A. Sztraicher
Name:	Karen A. Sztraicher
Title:	Sr. Vice President, Asset Management

TENANT:
USA TECHNOLOGIES, INC.,
a Pennsylvania corporation

By:	/s/ George R. Jensen, Jr.
Name:	George R. Jensen, Jr.
Title:	Chief Executive Officer